Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-96929 and 333-127340) of our reports dated June 29, 2008 with respect to the consolidated financial statements and schedule of Magal Security Systems Ltd. and the effectivness of internal control over financial reporting of Magal Security Systems Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2007 filed with the Security and Exchange Comission.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER
June 29, 2008	A Member of Ernst & Young Global